                                                        EXHIBIT   3.1



                     ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                      FIRST INDUSTRIAL REALTY TRUST, INC.


THIS IS TO CERTIFY THAT:

                 FIRST: First Industrial Realty Trust, Inc., with its principal office in the State of Maryland and its resident agent as set forth below in ARTICLES IV and V, respectively, of these Articles of Amendment and Restatement, hereby certifies that the Articles of Incorporation of the Corporation, filed with the Secretary of State on August 10, 1993, and as amended on April 18, 1994, are hereby amended and restated as set forth in these Articles of Amendment and Restatement.

                 SECOND: The following provisions are all of the provisions of the charter currently in effect as hereinafter amended:


                                   ARTICLE I

                    INCORPORATION, AMENDMENT AND RESTATEMENT

                 Roger S. Chari, whose post office address is c/o Cahill Gordon & Reindel, 80 Pine Street, New York, NY 10005, being at least eighteen (18) years of age, does hereby form a corporation (the "Corporation") under the general laws of the State of Maryland.


                                   ARTICLE II

                                      NAME

                 The name of the corporation is:

                          "First Industrial Realty Trust, Inc."


                                  ARTICLE III

                                    PURPOSES

                 3.1 General Purposes. The purpose for which the Corporation is formed and the business or objects to be carried






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on and promoted by it, within the State of Maryland or elsewhere, are to engage in any lawful act or activity for which corporations may be formed under the Maryland General Corporation law, as amended from time to time.

                 3.2 REIT Qualification. Without limiting the generality of the foregoing purpose, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code"), the purpose of the Corporation shall include engaging in the business of a real estate investment trust ("REIT"). This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.


                                   ARTICLE IV

                            PRINCIPAL OFFICE ADDRESS

                 The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.


                                   ARTICLE V

                                 RESIDENT AGENT

                 The Resident Agent of the Corporation is The Corporation Trust Incorporated, whose address is 32 South Street, Baltimore, Maryland 21202.
Said Resident Agent is a Maryland corporation.


                                   ARTICLE VI

                               BOARD OF DIRECTORS

                 6.1 Composition. The Corporation shall have a Board of Directors initially consisting of three (3) Directors, whose names are Jay Shidler, Paul T. Lambert and Michael T. Tomasz, which number may be increased in accordance with the Bylaws of






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the Corporation, but shall not be less than the number required by Section
2-402 of the Maryland General Corporation Law nor more than nine (9). Commencing on the date of the sale of shares of Common Stock (the "Initial Public Offering Date") pursuant to the Corporation's first effective registration statement for Common Stock filed with the Securities and Exchange Commission under the Securities Act of 1933, the Board of Directors shall consist of nine (9) Directors, a majority of which shall be Independent Directors. For purposes hereof, "Independent Director" shall mean a Director of the Corporation who is neither employed by the Corporation nor a member (or an affiliate or employee of a member) of The Shidler Group (as such term may be defined in such above-mentioned registration statement).

                 6.2 The Board of Directors of the Corporation shall be divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of one class of Directors shall expire each year. The initial term of office of the first class shall expire at the 1995 annual meeting of stockholders. The initial term of office of the second class shall expire at the 1996 annual meeting of stockholders. The initial term of office of the third class shall expire t the 1997 annual meeting of stockholders. Commencing with the 1995 annual meeting of stockholders, the Directors of the class elected at each annual meeting of stockholders shall hold office for a term of three years. Vacancies occurring by resignation, enlargment of the Board of Directors or otherwise shall be filled as specified in the Bylaws.


                                  ARTICLE VII

                      AUTHORIZED CAPITAL STOCK; RIGHTS AND
                      PREFERENCES; ISSUANCE OF STOCK

                 7.1 Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the "Stock") is one hundred seventy-five million (175,000,000) shares, consisting of (i) ten million (10,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"); (ii) one hundred million (100,000,000) shares of common stock, par value $.01 per share ("Common Stock"); and (iii) sixty-five million (65,000,000) shares of excess stock, par value $.01 per share ("Excess Stock"). The aggregate par value of all the shares of all classes of Stock is $1,750,000."






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                                      -4-



                 7.2 Preferred Stock. The Board of Directors may issue the Preferred Stock in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

                 7.3  Common Stock.

                      7.3.1 Dividend Rights. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

                      7.3.2 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Stock resulting from the exchange of Common Stock ("Excess Common Stock"), that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Common Stock as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding.

                      7.3.3 Voting Rights.  Subject to the provisions of
Section 9 hereof regarding Excess Stock, the holders of shares of Common Stock shall be entitled to vote on all matters submitted to the holders of shares of Common Stock for a vote, at all meetings of the stockholders, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such stockholder.

                      7.3.4 Exchange. Shares of Common Stock shall automatically be exchanged for shares of Excess Stock at the times and in the manner provided in Subsection 9.5.1 hereof.

                 7.4 Excess Stock. Shares of Excess Stock shall be a separate class of issued and outstanding stock of the Corporation. The voting, distribution, redemption and certain other rights, qualifications and limitations of shares of Excess Stock are set forth in Section 9.5 hereof.

                 7.5 Classification of Stock. The Board of Directors may classify or reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion and







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                                      -5-



other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of those shares of Stock, including, but not limited to, the reclassification of unissued shares of Common Stock to shares of Preferred Stock or unissued shares of Preferred Stock to shares of Common Stock or the issuance of any rights plan or similar plan.

                 7.6 Issuance of Stock. The Board of Directors may authorize the issuance from time to time of shares of Stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.


                                  ARTICLE VIII

                        LIMITATION ON PREEMPTIVE RIGHTS

                 No stockholder shall have any preferential or preemptive right to acquire additional shares of Stock, except to the extent that, and on such terms as, the Board of Directors from time to time may determine.


                                   ARTICLE IX

                     LIMITATIONS ON TRANSFER AND OWNERSHIP

                 9.1 Limitations on Transfer. The shares of Stock (other than Excess Stock) shall be freely transferable by the record owner thereof, subject to the provisions of Section 9.2 hereof and provided that any purported acquisition or transfer of Stock that would result in the disqualification of the Corporation as a REIT shall be void ab initio. Any purported transfer of Stock that, if effective, would result in a violation of Section 9.2 hereof (unless excepted from the application of Section 9.2 pursuant to Section 9.6 hereof) shall be void ab initio as to the transfer of that number of shares of Stock that otherwise would be beneficially owned by a stockholder in violation of Section 9.2 hereof. The intended transferee of such shares shall acquire no rights therein and the transfer of such shares will not be reflected on the Corporation's stock record books. For purposes of this Article IX, a "transfer" of shares of Stock shall mean any sale, transfer, gift, hypothecation,






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                                      -6-



pledge, assignment, devise or other disposition, whether voluntary or involuntary, by operation of law or otherwise.

                 9.2 Limitations on Ownership. Commencing on the Initial Public Offering Date, or such earlier time as the Board of Directors may determine, except as provided by Section 9.6 hereof, ownership of the Stock shall be limited as follows:

                 9.2.1 No person shall at any time directly or indirectly acquire or hold beneficial ownership of shares of Stock with an aggregate value in excess of 9.9% of the aggregate value of all outstanding Stock (the "Ownership Limit");

                 9.2.2 Any transfer that, if effective, would result in the Stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) shall be void ab initio as to the transfer of such shares of Stock which otherwise would be beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Stock; and

                 9.2.3 Any transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the transfer of the shares of Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Stock.

For purposes of this Article IX, (a) the value of any share of Stock shall be determined in the manner established by the Board of Directors and (b) a person (which includes natural persons, corporations, trusts, partnerships and other entities) shall be deemed to be the beneficial owner of the shares of Stock that such person (i) actually owns, (ii) constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Section 856(h) of the Code and Section 318 of the Code as modified in the case of a REIT by Section 856(d) of the Code and (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into Stock, if any.

                 9.3 Stockholder Information. Each stockholder shall, upon demand of the Corporation, disclose to the Corporation in writing such information with respect to his or its direct, indirect and constructive beneficial ownership of the Stock and other matters as the Board of Directors in its discretion deems






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                                      -7-



necessary or appropriate in order that the Corporation may fully comply with all provisions of the Code relating to REITs and all regulations, rulings and cases promulgated or decided thereunder (the "REIT Provisions") and to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                 9.4 Transferee Information. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of the Corporation as a REIT under the REIT Provisions, the Board of Directors may require a statement or affidavit from each stockholder or proposed transferee of Stock setting forth the number of shares of Stock already beneficially owned by such proposed transferee and any related person specified by the Board of Directors. Any person who acquires or attempts to acquire shares in violation of Section 9.2 hereof, or any person who is a transferee such that Excess Stock is required to be issued under Section 9.5 hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such transfer or attempted transfer on the Corporation's qualification as a REIT. If, in the opinion of the Board of Directors, any proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors shall have the right, but not the duty, to refuse to permit the transfer of such Stock to the proposed transferee. All contracts for the sale or other transfer of Stock shall be subject to this Section 9.4.

                 9.5  Excess Stock.

                      9.5.1 Exchange for Excess Stock. If, notwithstanding the other provisions contained in this Article IX, at any time after the Initial Public Offering Date there is a purported transfer of Stock or a change in the capital structure of the Corporation (including any redemption of Excess Stock pursuant to Subsection 9.5.7 hereof) such that any person would beneficially own Stock in excess of the Ownership Limit or the Corporation would become "closely held" within the meaning of Section 856(h) of the Code, then, except as otherwise provided in Section 9.6 hereof, there shall be automatically exchanged for an equal number of shares of Excess Stock (a) such shares of Stock purported to be transferred which, if transferred, would cause the transferee to hold Stock in excess of the Ownership Limit or (b) the smallest number of shares after the conversion of which the Corporation would continue not to be "closely held", as the case may be (in each case, rounded up to the nearest whole number). Each such exchange shall be effective as of the close






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                                      -8-



of business on the business day prior to the date of the purported transfer of Stock or the change in capital structure.

                      9.5.2 Ownership in Trust. Upon any purported transfer of Stock or change in capital structure that results in the issuance of Excess Stock pursuant to Subsection 9.5.1 hereof, such Excess Stock shall be deemed to have been transferred to the Corporation, as trustee of a separate trust for the exclusive benefit of the person or persons to whom such Excess Stock can ultimately be transferred without violating the Ownership Limit. Shares of Excess Stock so held in trust shall be issued and outstanding Stock of the Corporation under the Maryland General Corporation Law. No purported transferee of Excess Stock shall have rights in such Excess Stock, except the right to designate a transferee of its interest in the trust created under this Subsection 9.5.2 upon the terms specified in Subsection 9.5.6 hereof. If any of the restrictions on transfer set forth in this Article IX are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Corporation in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Corporation.

                      9.5.3 Dividend Rights. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Stock have been exchanged for Excess Stock shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Excess Stock.

                      9.5.4 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock resulting from the exchange of Common Stock ("Excess Common Stock") shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock and Excess Common Stock as the number of shares of Excess Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock resulting from the exchange of Preferred Stock ("Excess Preferred Stock") shall be entitled to receive the pro rata share of the






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                                      -9-



assets of the Corporation available for distribution to the holders of Preferred Stock of the series from which such Excess Stock was exchanged which such holder of Excess Preferred Stock would be entitled to receive if such shares of Excess Preferred Stock were shares of Preferred Stock of the series from which such Excess Preferred Stock was exchanged. The Corporation, as the holder of all Excess Stock in one or more trusts or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to the transferee of an interest in such a trust pursuant to Subsection 9.5.6 hereof, when determined, any assets received in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation in respect of the Excess Stock held in such trust and represented by the trust interest transferred to such transferee.

                      9.5.5 Voting Rights. No stockholder may vote any shares of Excess Stock. The shares of Excess Stock will not be considered for purposes of any stockholder vote or for purposes of determining a quorum for such a vote.

                      9.5.6 Restriction on Transfer. Excess Stock shall not be transferable. The purported transferee of any shares of Stock that are exchanged for Excess Stock pursuant to Section 9.5.1 hereof may freely designate a transferee of the interest in the trust that represents such shares of Excess Stock, if (a) the shares of Excess Stock held in the trust and represented by the trust interest to be transferred would not, if purported to be transferred as Stock other than Excess Stock to the transferee of the trust interest, be required to be converted into Excess Stock and (b) the transferor of the trust interest does not receive a price for the trust interest in excess of (i) the price such transferor paid for the Stock in the purported transfer of Stock that resulted in the Excess Stock represented by the trust interest or
(ii) if such transferor did not give value for such Stock (e.g., the shares were received through a gift, devise or other similar transaction), a price equal to the aggregate Market Price (as defined in Subsection 9.5.7 hereof) for all shares of Stock that were exchanged for Excess Stock on the date of the purported transfer that resulted in the Excess Stock. No interest in a trust may be transferred unless the transferor of such interest has given advance notice to the Corporation of the intended transferee and the Corporation has agreed in writing to waive its redemption rights under Subsection 9.5.7 hereof. Upon the transfer of an interest in a trust in compliance with this Subsection 9.5.6, the corresponding shares of Excess Stock that are represented by the transferred interest in the trust shall be automatically exchanged for an equal number






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                                      -10-



of shares of Stock of the same class and series from which they were originally exchanged and such shares of Stock shall be transferred of record to the transferee of the interest in the trust. Upon any exchange of Excess Stock for Stock of another class, the interest in the trust representing such Excess Stock shall automatically terminate. The Corporation shall remit to the purported transferee an amount equal to the net proceeds realized from any sale or other disposition of a trust interest pursuant to this Section.

                      9.5.7 Corporation's Redemption Right. All shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share of Stock in the transaction that created such Excess Stock (or, in the case of gift, devise or other similar transaction, the Market Price per share of such Stock at the time of such gift, devise or other similiar transaction) or (b) the Market Price per share of Stock of the class and series of Stock from which such Excess Stock was exchanged on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after (i) the date of the purported transfer that resulted in such Excess Stock if the purported transferee notified the Corporation of such purported transfer within ten (10) days thereof or (ii) the date on which the Board of Directors makes a determination that the purported transfer resulting in Excess Stock occurred if the Corporation is not notified of the purported transfer. For purposes of this Article IX, "Market Price" means, for any share of Stock, the average daily per share closing sales price of a share of such Stock if shares of such Stock are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ NMS") and, if such shares are not so listed or quoted, the Market Price shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 30-day period ending on the business day prior to the redemption date or, if there have been no sales on a national securities exchange or on the NASDAQ NMS and no published bid and asked quotations with respect to shares of such Stock during such 30-day period, the Market Price shall be the price determined by the Board of Directors in good faith. Unless the Board of Directors determines that it is in the interest of the Corporation to make earlier payment of all of the amount determined as the redemption payment for Stock redeemed in accordance with this Subsection 9.5.7, the redemption payment shall be paid to the transferee of the trust interest representing the redeemed Excess Stock only upon the liquidation of the Corporation and shall not exceed an amount equal to the lesser of the price determined pursuant to the first sentence of this Subsection 9.5.7 and the product of (x) the number of shares of Excess Stock redeemed, multiplied by
(y) the sum of the per share distributions designated as liquidating distributions and return of capital distributions declared subsequent to the redemption date with respect to unredeemed shares of Stock of the class and series for which the redeemed Excess Stock was exchanged. No interest shall accrue on any redemption payment with respect to the period subsequent to the redemption date to the date of the redemption payment.

                 9.6 Exceptions to Certain Ownership and Transfer Limitations. The Ownership Limit set forth in Section 9.2 shall not apply to the following shares of Stock and such shares shall not be deemed to be Excess Stock at the times and subject to the terms and conditions set forth in this Section 9.6:

                 9.6.1 Subject to the provisions of Section 9.7 hereof, shares of Stock which a majority of Independent Directors may exempt from the Ownership Limit upon receipt by such Independent Directors of evidence satisfactory to them and, to the Corporation's tax counsel that a change in the Ownership Limit will not then or in the future
         jeopardize the Corporation's status as a REIT.   Such evidence may
         include a ruling from the Internal Revenue Service or an opinion of counsel.

                 9.6.2 Subject to the provisions of Section 9.7 hereof, shares of Stock acquired and held by an underwriter in a public offering of Stock, or in any transaction involving the issuance of Stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such Stock will make a timely distribution of such Stock to or among other holders such that, following such distribution, the Corporation will continue to be in compliance with the REIT Provisions.

                 9.6.3 Shares of Stock acquired pursuant to an all cash tender offer made for all outstanding shares of Stock of the Corporation in conformity with applicable federal and state securities laws where not less than two-thirds of the outstanding Stock (not including Stock or securities convertible into Stock held by the tender offeror and/or any "affiliates" or "associates" thereof within the meaning of the Securities Exchange Act of 1934) is duly tendered and accepted pursuant to the cash tender offer and where the tender offeror commits in such tender offer, if the tender






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                                      -12-



         offer is so accepted by the holders of not less than two-thirds of the outstanding Stock, as promptly as practicable thereafter to give any holders who did not accept such tender offer a reasonable opportunity to put their Stock to the tender offeror at a price not less than the price per share paid for Stock tendered pursuant to the tender offer.

                 9.7 Authority to Revoke Exceptions to Limitations. The Board of Directors, in its sole discretion, may at any time revoke any exception pursuant to Subsection 9.6.1 or 9.6.2 hereof in the case of any stockholder, and upon such revocation, the provisions of Sections 9.2 and 9.5 hereof shall immediately become applicable to such stockholder and all Stock of which such stockholder may be the beneficial owner. A decision to exempt or refuse to exempt from the Ownership Limit the ownership of certain designated shares of Stock, or to revoke an exemption previously granted, shall be made by the Board of Directors in its sole discretion, based on any reason whatsoever, including, but not limited to, the preservation of the Corporation's qualification as a REIT.

                 9.8 Severability. If any provisions of this Article IX or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions of this Article IX shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article IX may be inconsistent with any other provision of these Articles of Incorporation, this
Article IX shall be controlling.

                 9.9  Modifications.

                      9.9.1 Modification of Ownership Limit. Subject to the limitations provided in subsection 9.9.2 hereof, the Board of Directors may from time to time increase the Ownership Limit.

                      9.9.2 Limitations on Modifications. The following limitations shall apply to the modification of the Ownership Limit:

                            (a)  The Ownership Limit may not be increased
if, after giving effect to such increase, five beneficial owners could beneficially own, in the aggregate, more than 50.0% of the outstanding Stock.

                            (b)  Prior to the modification of the Ownership
Limit, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                 9.10 Legend. Each certificate for Stock shall bear the following legend:

                 'The shares of Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its qualification as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No person may beneficially own shares of Stock in excess of 9.9% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Stock of the Corporation. Any person who attempts to beneficially own shares of Stock in excess of the above limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's articles of incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the shares of Stock represented hereby may be automatically exchanged for shares of Excess Stock which will be held in trust by the Corporation.'

                 9.11 Authority of the Board of Directors. Nothing contained in this Article IX (subject to Section 9.12 below) or in any other provision of these Articles of Incorporation shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions. In applying the provisions of this Article IX, the Board of Directors may take into account the lack of certainty in the REIT Provisions relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit, Excess Stock, beneficial ownership and related matters on as conservative a basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's continued qualification as a REIT. Notwithstanding any other provision of these Articles of Incorporation, if the Board of Directors determines that it is no longer in the best interests of the Corporation and the stockholders to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

                 9.12 New York Stock Exchange. Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange; provided that as set forth in this
Article IX, certain transactions may be settled by providing Excess Stock."

                                   ARTICLE X

                       RIGHTS AND POWERS OF CORPORATION,
                        BOARD OF DIRECTORS AND OFFICERS

                 In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

                 10.1 Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any Director of officer may be a director or officer or in which any Director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested Directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested Director, officer or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation.

                 10.2 The Corporation reserves the right, from time to time, to make any amendment to its Articles of Incorporation now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Articles of Incorporation, of any outstanding Stock.

                 10.3 Except as otherwise provided in the Articles of Incorporation or the Bylaws of the Corporation, as amended from time to time, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except only for those that are by law, these Articles of Incorporation or the Bylaws of the Corporation, conferred upon or reserved to the stockholders. Additionally, the Board of Directors is hereby specifically authorized and empowered from time to time in its discretion:

                       10.3.1 To borrow and raise money, without limit and upon any terms, for any corporate purposes; and, subject to applicable law, to authorize the creation, issuance, assumption or guaranty of bonds, debentures, notes or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets and goodwill of the Corporation then owned or thereafter acquired.

                       10.3.2 To make, alter, amend, change, add to or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws adopted by the Board of Directors pursuant to Section 2-109 of the Maryland General Corporation Law; and

                       10.3.3 To the extent permitted by law, to declare and pay dividends or other distributions to the stockholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Corporation, notwithstanding that such declaration may result in the reduction of the capital of the Corporation. In connection with any dividends or other distributions upon the Stock, the Corporation need not reserve any amount from such dividend or other distributions to satisfy any preferential rights of any stockholder.


                                   ARTICLE XI

                                INDEMNIFICATION

                 The Corporation shall have the power to indemnify, by express provision in its Bylaws, by agreement or by majority vote of either its stockholders or disinterested Directors, any one or more of the following classes of individuals: (1) present or former Directors of the Corporation,
(2) present or former officers of the Corporation, (3) present or former agents and/or employees of the Corporation, (4) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation or other employee benefit plan maintained by the Corporation and
(5) persons serving or who have served at the request of the Corporation in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprise. However, the Corporation shall not have the power to indemnify any person to the extent such indemnification would be contrary to
Section 2-418 of the Maryland General Corporation Law or any other applicable statute, rule or regulation.


                                  ARTICLE XII

                            LIMITATION OF LIABILITY

                 To the full extent permitted under the Maryland General Corporation Law as in effect on the date of filing these Articles of Incorporation or as the Maryland General Corporation Law is thereafter amended from time to time, no Director or officer shall be liable to the Corporation for money damages for any breach of any duty owed by such Director or officer to the Corporation. Neither the amendment or repeal of this Article, nor the adoption of any other provision in these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.


                                  ARTICLE XIII

                          SPECIAL VOTING REQUIREMENTS

                 Pursuant to Section 3-603(e)(1)(iii) of the Maryland General Corporation Law, the Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Maryland General Corporation Law with respect to any business combination (terms defined in Section 3-601 of the Maryland General

Corporation Law are used in this Article as therein defined) in which there is no Interested Stockholder other than Mr. Shidler or any entity controlled by Mr. Shidler unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of Common Stock and the right to acquire Common Stock in an aggregate amount which does not exceed the number of shares of Common Stock which Mr. Shidler owned and had the right to acquire (including, without limitation, through the exchange of Units of First Industrial, L.P.) at the time of effectiveness of the first effective Registration Statement for Common Stock filed with the Securities and Exchange Commission under the Securities Act of 1933).

                 THIRD: That the Board of Directors of the Corporation, by the unanimous written consent of its members, duly adopted resolutions setting forth proposed amendments to the Charter, declaring said amendments to be advisable and directing that said amendments be submitted for consideration by the stockholders.

                 FOURTH: That the stockholders of the Corporation, by unanimous consent, approved said amendments.

                 IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 9th day of June, 1994, and its said President acknowledges under the penalties of perjury that these Amended and Restated Articles of Incorporation are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

                                        FIRST INDUSTRIAL REALTY TRUST, INC.


                                        By:  /s/ Michael T. Tomasz
                                             ----------------------------------
                                             Name:  Michael T. Tomasz
                                             Title: President and Chief
                                                    Executive Officer

Attest:



/s/ Michael W. Brennan
- ------------------------------
Name:   Michael W. Brennan
Title:  Assistant Secretary